AMENDMENT NO. 3 TO PARTICIPATION AGREEMENT

Equitable Financial Life Insurance Company of America, formerly known as MONY Life Insurance Company of America (the “Company”), an Arizona stock life insurance company; Legg Mason Global Asset Management Variable Trust, Legg Mason Partners Variable Equity Trust and Legg Mason Partners Variable Income Trust (collectively, the “Fund”), each an open-end management investment company organized under the laws of Maryland; Legg Mason Partners Fund Advisor, LLC (the “Adviser”), a Maryland limited liability company; and Legg Mason Investor Services, LLC (the “Distributor”), a Maryland limited liability company, entered into a certain Participation Agreement dated December 1, 2010 (together with any prior amendments thereto, the “Agreement”). This Amendment No. 3 (the “Amendment”) to the Agreement is entered into as of December 4, 2020, by and among the Company, on its own behalf and on behalf of each separate account of the Company as set forth in the Agreement, as may be amended from time to time (individually and collectively the “Accounts”), the Fund, the Adviser and the Distributor (collectively, the “Parties”).

RECITALS

WHEREAS, the name of the Company changed from MONY Life Insurance Company of America to Equitable Financial Life Insurance Company of America;

WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

WHEREAS, the Parties desire that Legg Mason Global Asset Management Variable Trust be removed as a signatory to the Agreement.

WHEREAS, the Parties wish to add a new Separate Account to Schedule A of the Agreement and restate Schedule B of the Agreement to remove Legg Mason Global Asset Management Variable Trust. Schedule A and Schedule B are hereby deleted in their entirety and replaced with the attached Schedule A and Schedule B;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Company, the Fund, the Adviser and the Distributor hereby agree to supplement and amend the Agreement as follows:

1. Schedule A and Schedule B of the Agreement are hereby deleted in their entirety and replaced with the attached Schedule A and Schedule B.

2. Legg Mason Global Asset Management Variable Trust is hereby removed as a signatory to the Agreement.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment as of the date first above set forth.

The Company:

Equitable Financial Life Insurance Company of America, on behalf of itself and each Separate Account

By:
Print Name: Kenneth Kozlowski
Title:	Senior Vice President
Date:	12/8/2020 | 2:57 PM EST

The Fund:
Legg Mason Partners Variable Equity Trust

By:
Print Name: Jane Trust
Title:	President & CEO
Date:	12/17/2020

The Fund:
Legg Mason Partners Variable Income Trust

By:
Print Name: Jane Trust
Title:	President & CEO
Date:	12/17/2020

The Adviser:
Legg Mason Partners Fund Advisors, LLC

By:
Print Name: Jane Trust
Title:	President & CEO
Date:	12/17/2020

The Distributor:
Legg Mason Investor Services, LLC

By:
Print Name: Jeremy O’Shea
Title:	COO US Distribution
Date:	12/16/2020

SCHEDULE A

Equitable Financial Life Insurance Company of America

Separate Accounts and Associated Contracts

Name of Separate Account	Contracts Funded by Separate Account
Equitable America Variable Account L	All Contracts
Equitable America Variable Account A	All Contracts
Equitable America Variable Account P	All Contracts
Equitable America Variable Account K	All Contracts
Equitable America Variable Account 70A	All Contracts

SCHEDULE B

PORTFOLIOS AVAILABLE UNDER THE CONTRACTS

Class I and Class II Shares, as applicable, of all Portfolios that are series of Legg Mason Partners Variable Equity Trust and Legg Mason Partners Variable Income Trust, whether now existing or hereafter created.

4